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Exhibit 99.1

NEWS RELEASE

GREAT LAKES ANNOUNCES FIRST QUARTER 2003 RESULTS

FOR MORE INFORMATION:
Jeff Potrzebowski—Analysts
Wendy Chance—Media
(1) 317 715 3027

        INDIANAPOLIS, Indiana—April 24, 2003—Great Lakes Chemical Corporation (NYSE:GLK) today announced first quarter 2003 net sales from continuing operations of $334 million, a 10% increase, compared to $305 million reported in the corresponding period last year. Favorable foreign exchange rates, higher volumes and acquisitions drove the increase in net sales.

        For the first quarter 2003, Great Lakes reported income from continuing operations, before the cumulative effect of an accounting change, of $0.9 million, or $.02 per share. This compares to $5.1 million, or $.10 per share, in the same period last year.

        Including the results of discontinued operations and the cumulative effect adjustment resulting from the Company's adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," Great Lakes reported a net loss for the first quarter of ($0.8) million, or ($.02) per share, compared to a net loss of ($1.5) million, or ($.03) per share, last year.

        Mark Bulriss, Great Lakes' chairman, president and chief executive officer, commented, "Our performance in the first quarter was significantly affected by rapidly escalating raw material and energy costs. Productivity gains and our efforts to raise selling prices did not compensate for the sharply rising costs. The raw material and energy costs along with unfavorable foreign exchange impacted our earnings roughly $.15 per share in the quarter versus a year ago.

        "Although we expect to see a similar impact from raw materials and energy costs in the second quarter, our financial performance will improve substantially due to the seasonality of the Specialty Products business."

        "While we continue prudent cost control, our focus remains on key programs and activities that will drive both higher growth rates and significantly higher margins, including driving operational excellence further into the organization; accelerating the expansion of our consumer products platform that builds on the core strengths of our recreational water business; and the addition of niche product offerings in our Polymer Stabilizers business, non-halogen flame retardant solutions, and new fire suppression products," Bulriss said.

        Bulriss concluded, "Despite the near-term headwinds, we remain optimistic about our long-term performance. The strength of our product portfolio, made even stronger with the acquisition of Lime-O-Sol, a producer of specialty household cleaning solutions, returns from our new product offerings and our solid financial position provide Great Lakes with the platforms necessary to achieve sustainable and significant growth."

Business Unit Performance (Continuing Operations)

        As previously announced, Great Lakes changed its reporting segments, effective January 1, 2003, to reflect the way the Company is now organized and how it manages and measures the performance of its businesses. Previously, Great Lakes segmented its financial results into "Polymer Additives," "Water Treatment," and "Performance Chemicals." Under the revised reporting structure, Brominated Performance Products has been reclassified from Performance Chemicals to the Polymer Additives segment. The remaining components of the Performance Chemicals segment are unaffected. In addition, the Water Treatment segment has been renamed Specialty Products to include the Company's recent acquisition of Lime-O-Sol, and its line of specialty household cleaning products, along with Great Lakes' swimming pool and industrial water treatment business. All prior period amounts have been revised to reflect this change.

        First quarter net sales for the Specialty Products business increased 9% to $121.7 million versus the same period in 2003. A stronger euro against the U.S. dollar, the acquisition of Lime-O-Sol, on February 28, 2003, and volume gains drove the increase. Growth in the quarter was limited as some orders for recreational pool products were shifted from first quarter to second quarter due to extended winter weather throughout March in some parts of the United States. Operating income for Specialty Products totaled $15.4 million in the first quarter of 2003, a 3% increase compared to the same period in 2002. The benefits of higher sales volumes and the acquisition were offset in part by lower selling prices in the industrial water treatment portion of the business.

        First quarter 2003 net sales for the Polymer Additives business increased 13% to $185.9 million, from $164.8 million in 2002. A stronger euro versus the U.S. dollar and significant volume gains in the Polymer Stabilizers business, reflecting continued success in growing its revenue by offering innovative solutions to its customers, contributed to the increase. Operating income in the first quarter of 2003 decreased from $4.1 million last year to $2.8 million as significantly higher raw material and energy costs more than offset the sales volume gain for the quarter and increased selling prices in the Flame Retardants business.

        Net sales in the first quarter for the Performance Chemicals business decreased from $28.1 million in 2002 to $26.4 million, largely due to lower selling prices in the Fluorine business. The adverse operating income comparison versus last year reflects the lower selling prices and higher marketing and R&D costs associated with expanding the market penetration of the Company's fire suppression business.

Other

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.143, "Accounting for Asset Retirement Obligations." The statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, the cost is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company currently has legal obligations to close brine supply and disposal wells, and waste disposal wells, at the end of the assets' useful lives.

        Upon the adoption of this statement on January 1, 2003, the Company recorded an increase in plant and equipment, net of related accumulated depreciation, of $0.6 million and recognized an asset retirement obligation of $5.7 million resulting in a non-cash, after-tax charge of $3.3 million reported as a cumulative effect of an accounting change. The impact on 2003 net income as a result of this new standard is expected to be approximately $0.4 million, or less than 1 cent per share.

Investor Conference Call

        Great Lakes will host a conference call to discuss its first quarter 2003 earnings on April 25, 2003 at 11:00 a.m. ET / 10:00 a.m. CT / 9:00 a.m. MT / 8:00 a.m. PT. The conference call will also be simultaneously web cast from the Investor Information area of the Great Lakes web site (www.greatlakes.com).

Forward Looking Statement

        This press release contains forward-looking statements involving risks and uncertainties that affect the company's expectations as discussed in Great Lakes Chemical Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the company's expectations will be realized.

        Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemicals for such applications as water treatment, specialty household cleaners, flame retardants, polymer stabilizers, fire suppression, and performance chemicals. The stock of the company is traded on the New York Stock Exchange.

Great Lakes Chemical Corporation and Subsidiaries
Consolidated Statements of Income

(millions, except per share data)
(unaudited)

	For the Three Months Ended March 31
	2003	2002
Net Sales	$334.0	$305.0
Operating Expenses
Cost of products sold	265.5	237.8
Selling, general and administrative expenses	57.2	50.4

Total Operating Expenses	322.7	288.2

Operating Income	11.3	16.8
Interest Income (Expense)—net	(6.6)	(8.5)
Other Income (Expense)—net	(3.4)	(0.6)

Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change	1.3	7.7
Income Taxes	0.4	2.6

Income from Continuing Operations before Cumulative Effect of Accounting Change	0.9	5.1
Discontinued Operations:
Income (Loss) from Discontinued Operations, net of income taxes	$1.6	$(6.6)

Income (Loss) before Cumulative Effect of Accounting Change	$2.5	$(1.5)

Cumulative Effect of Accounting Change, net of income taxes	(3.3)	—
Net Loss	(0.8)	(1.5)

Earnings (Loss) per Share—Basic and Diluted:
Income (Loss) before Cumulative Effect of Accounting Change
Continuing Operations	$0.02	$0.10
Discontinued Operations	0.03	(0.13)

	0.05	(0.03)
Cumulative Effect of Accounting Change	(0.07)	—
Net Loss	$(0.02)	$(0.03)

Average Shares Outstanding
Basic	50.2	50.2
Diluted	50.3	50.2

Business Unit Results—Continuing Operations

	For the Three Months Ended March 31
	2003	2002
Net Sales to External Customers:
Polymer Additives	$185.9	$164.8
Specialty Products (formerly Water Treatment)	121.7	111.8
Performance Chemicals	26.4	28.1
Corporate and Other	—	0.3

Net Sales	$334.0	$305.0

Operating Income (Loss):
Polymer Additives	$2.8	$4.1
Specialty Products (formerly Water Treatment)	15.4	15.0
Performance Chemicals	3.3	6.3
Corporate and Other	(10.2)	(8.6)

Operating Income (Loss)	$11.3	$16.8

Great Lakes Chemical Corporation and Subsidiaries
Consolidated Balance Sheets
(millions)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$72.8	$259.1
Accounts and notes receivable	339.5	262.2
Total inventories	280.6	252.2
Prepaid expenses	27.5	33.2
Deferred income taxes	6.9	6.4
Current assets held for sale from discontinued operations	29.5	34.0

Total Current Assets	756.8	847.1

Plant and Equipment	1,342.9	1,325.8
Less allowances for depreciation, depletion and amortization	(723.3)	(704.2)

Net plant and equipment	619.6	621.6
Goodwill	185.3	143.6
Intangible assets	47.3	33.0
Investments in and advances to unconsolidated affiliates	26.0	27.2
Other assets	25.9	21.6
Deferred income taxes	5.2	3.5
Non-current assets held for sale from discontinued operations	18.4	20.1

	$1,684.5	$1,717.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$159.5	$165.9
Accrued expenses	105.4	117.0
Income taxes payable	107.0	108.3
Dividends payable	4.5	4.5
Notes payable and current portion of long-term debt	7.0	8.0
Current liabilities held for sale from discontinued operations	10.0	14.5

Total Current Liabilities	393.4	418.2

Long-term debt, less current portion	429.6	432.6
Other non-current liabilities	105.7	103.1
Non-current liabilities held for sale from discontinued operations	10.1	12.1
Minority interests	6.3	6.0
STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 200.0 shares, issued 73.0 shares	73.0	73.0
Additional Paid-in Capital	133.6	133.7
Retained Earnings	1,677.4	1,682.7
Treasury stock, at cost, 22.8 shares for 2003 and 2002	(1,053.8)	(1,054.5)
Accumulated other comprehensive loss	(90.8)	(89.2)

Total Stockholders' Equity	739.4	745.7

	$1,684.5	$1,717.7

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